Exhibit 99.1

SeaBright Insurance Holdings, Inc.	Contact:
2101 4th Avenue Suite 1600 Seattle, WA 98121	SeaBright Insurance Holdings, Inc. Joseph S. De Vita Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports Fourth Quarter and Year-End Results

Seattle, WA – March 3, 2005 – SeaBright Insurance Holdings, Inc. (Nasdaq: SEAB) today announced results for the fourth quarter and year ended December 31, 2004, the Company’s first full year of operations.

For the fourth quarter of 2004, net income was $3.2 million or $0.41 per weighted average common share equivalent outstanding. For the three months ended December 31, 2003, the Company reported a net loss of $0.2 million. Total fourth quarter revenue increased to $32.0 million in 2004 versus $5.3 million in the year-earlier period.

Loss and loss adjustment expenses totaled $18.8 million in the fourth quarter of 2004 versus $3.0 million in the same period in 2003. Total underwriting expenses for the fourth quarter of 2004 were $7.3 million compared to $1.8 million in the prior year period. The GAAP net combined ratio for the fourth quarter of 2004 was 85.7% compared to 114.5% for the same period in 2003.

For the year ended December 31, 2004, net income was $7.2 million, or $0.98 per weighted average common share equivalent outstanding, on total revenue of $86.7 million.

Loss and loss adjustment expenses totaled $53.7 million in 2004 and total underwriting expenses were $17.9 million. The GAAP net combined ratio was 87.0% for the full year 2004.

“We are pleased to report strong fourth quarter and year-end results, as 2004 represents the first full year of operations for SeaBright”, said John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer. “Our performance reflects the substantial demand for our workers’ compensation insurance products and services in the maritime, alternative dispute resolution (ADR) and select state act markets. We believe our specialized product offerings, disciplined underwriting and customer-oriented service platform will continue to serve us well in the future. Finally, we successfully completed our initial public offering in January 2005, which should provide the necessary capital to support our growth.”

On January 26, 2005, the Company closed its initial public offering of 8,625,000 shares of common stock, including the underwriters’ over-allotment option, which was exercised in full, at a price of $10.50 per share. The offering generated net proceeds of approximately $80.8 million, after deducting underwriters’ fees, commissions and offering costs totaling approximately $9.8 million. On January 26, 2005, the Company contributed approximately $74.8 million of the net proceeds to SeaBright Insurance Company, its wholly-owned subsidiary. The remainder of the net proceeds will be used for general corporate purposes.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty provider of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Holdings was formed in 2003 by members of its current management and entities affiliated with Summit Partners, a leading private equity and venture capital firm, for the purpose of completing a management-led buyout that closed on September 30, 2003. SeaBright Insurance Company began writing new insurance contracts on October 1, 2003.

Conference Call
The Company will host a conference call on Thursday, March 3, 2005 at 11:00 a.m. EST featuring remarks by John G. Pasqualetto, Chairman, President and CEO, and Joseph S. De Vita, Senior Vice President and CFO. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://www.sbic.com/intro.html. Once there, select “Investor Relations” from the menu at the top of the page, and proceed to “Webcasts and Presentations.” The dial-in number for the conference call is (800) 289-0493. Please call at least five minutes before the scheduled start time.

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Cautionary Statement
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in the Registration Statement on Form S-1 (as amended) in connection with the initial public offering of our common stock and in our other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are summary results of operations for the year ended December 31, 2004 and fourth quarters ended December 31, 2004 and 2003, and selected balance sheet data as of December 31, 2004 and 2003. The following information is preliminary and unaudited and is subject to change until audited results are publicly distributed. The Company currently expects to file its audited consolidated financial statements with the Securities and Exchange Commission as part of its Annual Report on Form 10-K in a timely fashion on or before April 19, 2005, the date on which our Annual Report is due.

SeaBright Insurance Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
($ in thousands)

	December 31
	2004	2003
ASSETS

Investment securities available-for-sale, at fair value	$105,661	$51,881
Cash and cash equivalents	8,279	5,008
Premiums receivable, net of allowance	66,640	19,818
Reinsurance recoverables	13,484	12,050
Receivable under reserve guarantee	2,853	2,468
Prepaid reinsurance	5,254	2,340
Deferred federal income taxes, net	3,604	991
Deferred policy acquisition costs, net	7,588	1,936
Goodwill and other intangible assets, net	3,914	4,886
Other assets	8,835	4,702

Total assets	$226,112	$106,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense	$68,228	$29,733
Unearned premiums	67,626	18,602
Premiums payable	3,128	3,976
Accrued expenses and other liabilities	16,760	8,164
Surplus notes	12,000	—

Total liabilities	167,742	60,475

Stockholders’ equity:
Preferred stock	5	5
Paid in capital	50,831	45,670
Retained earnings	7,004	(202)
Accumulated other comprehensive income	530	132

Total stockholders’ equity	58,370	45,605

Total liabilities and stockholders’ equity	$226,112	$106,080

SeaBright Insurance Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
($ in thousands)

			Twelve
	Three Months Ended		Months Ended
	December 31,		December 31,
	2004	2003 (1)	2004
Revenues: (2)
Net premiums earned	$29,758	$3,134	$77,960
Net investment income	831	313	2,468
Net realized gain (loss)	20	(4)	38
Claims service income	618	663	2,916
Other service income	68	561	794
Other income	693	655	2,493

Total revenues	31,988	5,322	86,669

Expenses:
Loss and loss adjustment expenses	18,837	3,024	53,660
Underwriting, acquisition, and insurance expenses	7,347	1,789	17,854
Other expenses	1,121	812	4,514
Interest expense	241	—	415

Total expenses	27,546	5,625	76,443

Income (loss) before federal income taxes	4,442	(303)	10,226

Federal income taxes (benefit)	1,251	(101)	3,020

Net income (loss)	$3,191	$(202)	$7,206

Fully diluted income per common share equivalent	$0.41		$0.98

Weighted average common share equivalents outstanding	7,777,808		7,387,276

Net loss ratio (3)	61.2%	75.3%	65.1%
Net underwriting expense ratio (4)	24.5%	39.2%	21.9%
Net combined ratio (5)	85.7%	114.5%	87.0%

(1) There was no activity for the Company from June 19, 2003, its date of inception, through September 30, 2003.

(2) Gross and net premiums written for the periods indicated are as follows:

			Twelve
	Three Months Ended		Months Ended
	December 31,		December 31,
	2004	2003	2004
Gross premiums written	$49,585	$22,154	$135,682
Net premiums written	39,794	19,395	119,615

(3) The GAAP net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claim service income by the net premiums earned for the period.

(4) The GAAP net underwriting expense ratio is calculated by dividing the underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(5) The GAAP net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.